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For Immediate Release                                               Exhibit 99.1




                               AMEDISYS ANNOUNCES
                        SECOND QUARTER OPERATING RESULTS

            COMPANY RETURNS TO PROFITABILITY IN MOST RECENT QUARTER,
             AS EXPECTED, AND MANAGEMENT EXPECTS EARNINGS TO IMPROVE
                         FURTHER IN SECOND HALF OF YEAR

BATON ROUGE, Louisiana (August 21, 2001) - Amedisys, Inc. (OTC BB: "AMED"), one of America's leading home health nursing companies, today reported its financial results for the second quarter and first half of 2001.

The Company reported net income from continuing operations of $1.2 million, or $0.15 per diluted share, for the three months ended June 30, 2001, on revenues of approximately $27.2 million. These results compared with revenues of approximately $23.3 million and a net loss from continuing operations of ($1.4 million), or ($0.36) per share, in the second quarter of 2000.

For the six months ended June 30, 2001, net income from continuing operations totaled $770,000, or $0.10 per diluted share, on revenues of approximately $49.4 million. In the corresponding period of the previous year, the Company reported a net loss from continuing operations of ($2.7 million), or ($0.78) per share, on revenues approximating $46.7 million.

"We are very pleased to confirm the return to profitability in our second quarter that was anticipated in a recent news release," commented William F. Borne, Chairman and Chief Executive Officer of Amedisys, Inc. "Improved second quarter revenues and earnings, relative to the prior-year period, reflect increased patient admissions, contributions from acquired companies, changes in the Medicare payment system, and a Medicare price increase that was effective April 1, 2001. Steps that management has taken to upgrade the Company's operating and information systems in recent months have positioned Amedisys for continued growth as a leader in the home nursing industry. We are optimistic that profitability will continue to improve during the second half of the fiscal year."

THE COMPANY WILL PROVIDE FURTHER INFORMATION TODAY ON THESE RESULTS DURING A TELECONFERENCE CALL THAT IS SCHEDULED FOR 4:15 P.M. EDT. TO ACCESS THIS CALL, PLEASE DIAL 800-360-9865. A REPLAY OF THE CONFERENCE CALL WILL BE AVAILABLE UNTIL AUGUST 28, 2001, BY DIALING 800-428-6051. THE ACCESS CODE IS #206761 FOR THE REPLAY.

Amedisys, Inc., a leading multi-regional provider of home health nursing services, is headquartered in Baton Rouge, Louisiana. Its common stock trades on the OTC Bulletin Board under the symbol "AMED".



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This press release includes statements that may constitute "forward-looking"
statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products and services in the marketplace, competitive factors, changes in government reimbursement procedures, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

    Additional information on this Company can be found on the World Wide Web

                             http://www.amedisys.com

                    For further information, please contact:

             John Joffrion, Senior Vice President at (225) 292-2031
                                       or
    RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893
                       or via e-mail at info@rjfalkner.com

                          (Financial Highlights Follow)

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                                 AMEDISYS, INC.

                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
               (DOLLAR AMOUNTS IN 000'S, EXCEPT PER SHARE AMOUNTS)


                             SELECTED FINANCIAL DATA



                                                             Three Months Ended               Six Months Ended
                                                                  June 30,                        June 30,
                                                            2001            2000            2001             2000
                                                         -----------     -----------     -----------     -----------
Service revenue                                          $    27,198     $    23,271     $    49,370     $    46,688
                                                         -----------     -----------     -----------     -----------
Gross margin                                                  15,041          12,419          27,446          24,474


Total general and administrative expenses                     13,231          13,240          25,515          26,112

Operating income (loss)                                        1,810            (821)          1,931          (1,638)

Total other expense, net                                        (631)           (551)         (1,161)         (1,097)

Net income (loss) before discontinued operations               1,179          (1,372)            770          (2,735)
                                                         -----------     -----------     -----------     -----------
Income (loss) from discontinued operations,
        Net of income taxes                                       78          (2,471)           (129)         (2,400)
Gain on sale of discontinued operations,
        Net of income taxes                                       --           2,509              --           2,509
Net income (loss)                                        $     1,257     $    (1,334)    $       641     $    (2,626)
                                                         ===========     ===========     ===========     ===========

Basic weighted average common shares outstanding:              5,777           3,852           5,636           3.526

Basic income (loss) per common share:
   Net income (loss) before discontinued Operations      $      0.20     $     (0.36)    $      0.13     $     (0.78)
   Income (loss) from discontinued operations,
        Net of income taxes                                     0.01           (0.64)          (0.02)          (0.67)
   Gain on sale of discontinued operations
        Net of income taxes                                       --            0.65              --            0.71
                                                         -----------     -----------     -----------     -----------
Net income (loss) per basic share                        $      0.21     $     (0.35)    $      0.11     $     (0.74)
                                                         ===========     ===========     ===========     ===========
Diluted weighted average common shares outstanding:            7,920           3,852           7,750           3.526
Diluted income (loss) per common share:
   Net income (loss) before discontinued
        Operations                                       $      0.15     $     (0.36)    $      0.10     $     (0.78)
   Income (loss) from discontinued operations,
        Net of income taxes                                     0.01           (0.64)          (0.02)          (0.67)
   Gain on sale of discontinued operations,
        Net of income taxes                                       --            0.65              --            0.71
                                                         -----------     -----------     -----------     -----------

Net income (loss) per diluted share                      $      0.16     $     (0.35)    $      0.08     $     (0.74)
                                                         ===========     ===========     ===========     ===========